Exhibit 10.24

MUTUAL RELEASE AGREEMENT

             THIS MUTUAL RELEASE AGREEMENT ("Agreement") is dated for reference purposes and entered into as of December 20, 2000, by BYL BANCORP (the “Company”), a California corporation, BYL BANK GROUP (the “Bank”), a California banking corporation and wholly-owned subsidiary of the Company (collectively referred to herein as “Employer”), and ROBERT UCCIFERRI  ("Employee").

1.          RECITALS.

1.1	WHEREAS, the Employee entered into an Employment Agreement (the “Employment Agreement”) with the Bank on November 28, 1995, and an Executive Salary Continuation Agreement also on November 28, 1995 (“SCA”);

1.2	WHEREAS, the Company and the Bank have entered into an Agreement and Plan of Reorganization with PBOC Holdings, Inc. and People’s Bank of California dated November 1, 2000 (“Reorganization Agreement”);

1.3	WHEREAS, upon consummation of the Reorganization Agreement, or if the Reorganization Agreement is not executed, then by March 31, 2001, Employee desires to terminate the Agreement with the Company and the Bank, including the release of the Bank for any liability for a change of control of the Bank as defined in paragraph 9(b) of the Agreement, and enter into a consulting agreement with the Company and the Bank, subject to any necessary regulatory approvals;

1.4	WHEREAS, the parties desire that after the termination of the consulting agreement, Employee shall begin to receive payments for ten years as provided in the SCA.

1.5	WHEREAS, Employer and Employee desire to resolve Employee’s employment status, to allow Employee to become a consultant to BYL and the Bank, and to make any and all necessary amendments to Employee’s SCA to accommodate the desires of the parties.

             NOW, THEREFORE, IN VIEW OF THE FOREGOING, IN CONSIDERATION FOR THE SETTLEMENT OF CLAIM AND RELEASE CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

2.          SEVERANCE ARRANGEMENT

2.1	Termination of Employment. In exchange for the consideration contained in this Agreement, the sufficiency of which is hereby acknowledged by Employee, Employee agrees to resign his employment with Employer and terminate the Employment Agreement and hereby release the Employer, as further detailed below, from any liability relating to his employment relationship with the Employer and termination thereof, upon consummation of the Reorganization Agreement, or if the Reorganization Agreement is not executed, then by March 31, 2001,

2.2	Board of Directors. Upon consummation of the Reorganization Agreement, or if the Reorganization Agreement is not executed, then by March 31, 2001, Employee shall resign from the Board of the Company and the Bank.

2.3	Executive Salary Continuation Agreement and Consulting Agreement. Employee and the Bank have agreed to the SCA dated November 28, 1995. It is the desire of Employer that Employee’s services be retained as a Consultant and the SCA be amended by a First Amendment to the SCA dated December 20, 2000 (the “First Amendment”). The SCA and First Amendment are attached hereto as Exhibit “A” and incorporated herein by this reference. In addition to the SCA and First Amendment, Employee is willing to continue to provide services to Employer as a consultant under a separate Consulting Agreement. The Consulting Agreement, dated December 20, 2000, which is attached hereto as Exhibit “B” and incorporated herein by this reference provides, in part, that Consultant will receive the annualized sum of $64,700, payable semi-monthly, plus certain benefits until December 31, 2003. The SCA and First Amendment provides, in pertinent part, that Employer will pay to Employee, beginning immediately after December 31, 2003, the annualized sum of $64,700, payable semi-monthly, until he attains the age of sixty-seven (67); subject to the conditions and limitations set forth therein. Employer agrees to undertake the obligations under the SCA and First Amendment and the Consulting Agreement in consideration of Employee agreeing to a full release of any and all claims that Employee has against Employer as provided in this Agreement.

2.4	Indemnification Agreement. Notwithstanding any other provision of this Agreement, Employer agrees that the Indemnification Agreement between the Company and Employee dated April 23, 1997, and the Bank and Employee dated June 3, 1998, (the “Indemnification Agreements”) shall not be terminated but shall remain in full force and effect.

2.5	Bank Accruals. The Bank will expense on a discounted cash flow basis any and all payments needed to fully fund the SCA, which the parties acknowledge is in full force and effect, estimated to be a pre-tax payment of approximately $100,000. Over the next three years, the Bank agrees to book the remaining accruals to reach the $434,862 retirement liability, estimated to be $97,577. The Bank shall take no action to jeopardize Consultant’s Salary Continuation Agreement.

             3.          SETTLEMENT OF CLAIMS.
3.1	Settlement Amount. In full and complete settlement of any claims against Employer that Employee has, may have or may claim in the future, Employer agrees to the obligations under the SCA and First Amendment and the Consulting Agreement (the "Settlement Amount").

3.2	Payment of Settlement Amount. Employee acknowledges that he has been advised that he has twenty-one (21) days to consider this settlement and that he was informed that he has the right to consult with counsel regarding this Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Agreement, Employee acknowledges that he has had sufficient time to consider this Agreement and to consult with counsel and that he does not desire additional time.

This Agreement is revocable by Employee for a period of seven (7) days following Employee's execution of this Agreement.  The revocation by Employee of this Agreement must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) day following the execution of this Agreement by Employee.  This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee's execution of the Agreement.

Employee represents and agrees that, prior to the execution of this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing.
3.3	Regulatory Approval. The validity and enforceability of this Agreement is expressly conditioned upon receipt of any legally required approval by the Federal Deposit Insurance Corporation (“FDIC”) or other applicable bank regulatory agencies. Without such approval from the Company’s and/or the Bank’s regulators, the Employer’s obligations to pay the Settlement Amount under Section 2 of this Agreement shall be deemed null and void.

3.4	Employee Acknowledgment. Employee acknowledges and agrees that in the absence of this Agreement, Employee would not be entitled to the Settlement Amount. Employee further acknowledges and agrees that the Settlement Amount is received in consideration for Employee’s release set forth in Section 4 hereof, including, but not limited to, Employee’s release of any claims under ADEA.

4.          RELEASE.

4.1	Release by Employee. Employee, for and on behalf of Employee, Employee's heirs, executors, administrators, successors, assigns, Employee's attorneys, and agents of each of the foregoing, and the respective predecessors, successors, assigns, heirs, executors, and administrators of each of the foregoing (collectively, "Employee Releasing Parties") do hereby covenant not to sue and fully and forever remise, release, discharge, and acquit Employer, its employees, present and former affiliates, parent and subsidiary corporations, companies and divisions, the respective present and former directors, stockholders, officers, employees, attorneys, and agents of each of the foregoing, and the respective predecessors, successors, and assigns of each of the foregoing (collectively, "Employer Parties") of, from, and against any and all claims, wages, covenants, suits, actions, demands, obligations, liabilities, indebtedness, accounts, judgments, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action of every type, nature and kind or description, debts, amounts of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses, and expenses, of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, committed or omitted prior to this Agreement, each as though fully set forth herein at length that in any way arise out of, are connected with, or relate to (i) Employee's employment by Employer; (ii) termination of Employee’s employment with Employer; (iii) any violation of any law, statute or regulation by Employer pertaining to Employee's employment including, but not limited to, Title VII of the Civil Rights Act of 1964 and all subsequent amendments thereto, the federal Fair Labor Standards Act, Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1980, Section 1981 of Title 42 of the United States Code, California Labor Code, any California Wage Orders, California Fair Employment and Housing Act, and regulations thereunder; (iv) Employer's breach of contract or other violation of rules by Employer pertaining to Employee's employment including, but not limited to, severance pay, sick leave, holiday pay, vacation pay, life insurance, group medical insurance or any other fringe benefit of the Employer or workers' compensation or disability claims, but not including any rights under the Indemnification Agreement; and (v) any other claim, loss, damages or injury, known or unknown, suspected or unsuspected, liquidated or unliquidated, which arises from any conduct of the Employer during the time of employment of Employee irrespective of the nature of the conduct (collectively "Released Claim(s)").

4.2	Release by Employer. Employer, for and on behalf of Employer, Employer's attorneys, and agents of each of the foregoing, and its respective predecessors, successors, its employees, present and former affiliates, parent and subsidiary corporations, companies and divisions, the respective present and former directors, stockholders, officers, employees, attorneys, and agents of each of the foregoing, and the respective predecessors, successors, and assigns of each of the foregoing (collectively, "Employer Releasing Parties") do hereby covenant not to sue and fully and forever remise, release, discharge, and acquit Employee, and Employee Releasing Parties of, from, and against any and all claims, wages, covenants, suits, actions, demands, obligations, liabilities, indebtedness, accounts, judgments, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action of every type, nature and kind or description, debts, amounts of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses, and expenses, of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, committed or omitted prior to this Agreement, each as though fully set forth herein at length that in any way arise out of, are connected with, or relate to (i) Employee's employment by Employer; (ii) termination of Employee’s employment with Employer; (iii) any violation of any law, statute or regulation by Employer pertaining to Employee's employment; (iv) Employee's breach of contract or other violation of rules pertaining to Employee's employment, but not including any Employer rights under the SCA and First Amendment, the Consulting Agreement and the Indemnification Agreement; and (v) any other claim, loss, damages or injury, known or unknown, suspected or unsuspected, liquidated or unliquidated, which arises from any conduct of the Employee during the time of employment of Employee irrespective of the nature of the conduct (collectively "Released Claim(s)").

5.          CONFIDENTIALITY.

Employee agrees that the terms and conditions of this Agreement shall remain confidential as between the parties, and Employee shall not disclose them to any other person except to Employer's executive officers, directors or attorneys, or as required by law.  Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, the execution of this Agreement or the events (including negotiations) which led to its execution.  Without limiting the generality of the foregoing, Employee specifically agrees not to disclose information regarding this Agreement to any current or former employee of Employer, except those senior officers, directors or managers in the organization of Employer who are already aware and have reviewed such Agreement.  The Employee and Employer hereby agree that the sections of this Agreement are severable and that disclosure by Employee of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute a breach of this section of the Agreement and shall not constitute a breach of the entire Agreement which shall survive and be enforceable by its terms.

6.          DENIAL OF ANY VIOLATION.

6.1	No Admission by Employer or Employee. The acceptance of this Agreement by Employee and Employer shall not be deemed or construed as an admission of liability by Employee, any other Employee Releasing Party, Employer or any other Employer Releasing Party, and Employee hereby acknowledges that Employer and its employees expressly deny liability of any nature whatsoever arising from or related to the subject of this Agreement. Accordingly, this Agreement resolves all issues between Employer and Employee relating to any claims Employee may have regarding the termination of Employee’s employment.

6.2	Agreement Not Admissible. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Employer or Employee of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement or any provision contained herein. Such introduction shall be pursuant to an order protecting its confidentiality.

7.          WAIVER.

7.1	General Release by Employee. In connection with the releases contained in Section 4, only Employee, for Employee and for other Employee Releasing Parties with respect to the matters released by the Employee Releasing Parties, hereby agrees, represents, and warrants that the Released Claim(s) in this Agreement are not limited to matters that are known or disclosed, and Employee, for Employee and for other Employee Releasing Parties, hereby waives any and all rights and benefits that Employee now has, or in the future may have conferred upon Employee, by virtue of any provisions of law (including, but not limited to, the provisions of California Civil Code Section 1542, set forth below) stating that a general release does not extend to claims that a releasing party does not know or suspect to exist in its favor at the time of executing the general release, which if known by it must have materially affected its settlement with the party being released. Employee, for Employee and other Employee Releasing Parties, hereby acknowledges that Employee has been given the opportunity to consult legal counsel regarding such waiver and such waiver is made with full knowledge and understanding of its consequences and effects. Employee, for Employee and other Employee Releasing Parties, also hereby acknowledges that such waiver is made with the full knowledge and understanding that California Civil Code Section 1542 provides as follows:

             “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR."
7.2	General Release by Employer. In connection with the releases contained in Section 4, Employer, for Employer and for other Employer Releasing Parties with respect to the matters released by the Employer Releasing Parties, hereby agrees, represents, and warrants that the Released Claim(s) in this Agreement are not limited to matters that are known or disclosed, and Employer, for Employer and for other Employer Releasing Parties, hereby waives any and all rights and benefits that Employer now has, or in the future may have conferred upon Employer, by virtue of any provisions of law (including, but not limited to, the provisions of California Civil Code Section 1542, set forth below) stating that a general release does not extend to claims that a releasing party does not know or suspect to exist in its favor at the time of executing the general release, which if known by it must have materially affected its settlement with the party being released. Employer, for Employer and other Employer Releasing Parties, hereby acknowledges that Employer has been given the opportunity to consult legal counsel regarding such waiver and such waiver is made with full knowledge and understanding of its consequences and effects. Employer, for Employer and other Employer Releasing Parties, also hereby acknowledges that such waiver is made with the full knowledge and understanding that California Civil Code Section 1542 provides as follows:

             “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR."
7.3	Release of Unknown Facts by Employee. Employee, for Employee and other Employee Releasing Parties, hereby agrees, represents and warrants that Employee realizes and acknowledges that factual matters now unknown to Employee may have given or hereafter may give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are presently unknown, unanticipated, and unsuspected; and Employee further agrees, represents, and warrants that this Release has been negotiated and agreed upon in light of that realization and that, nevertheless, Employee specifically and expressly intends for the release set forth above to extend to such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are in any way set forth in or related to the matters identified hereinabove.

7.4	Release of Unknown Facts by Employer. Employer, for Employer and other Employer Releasing Parties, hereby agrees, represents and warrants that Employer realizes and acknowledges that factual matters now unknown to Employer may have given or hereafter may give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are presently unknown, unanticipated, and unsuspected; and Employer further agrees, represents, and warrants that this Release has been negotiated and agreed upon in light of that realization and that, nevertheless, Employer specifically and expressly intends for the release set forth above to extend to such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are in any way set forth in or related to the matters identified hereinabove.

8.          EMPLOYEE'S RIGHTS UNDER THE ADEA.

8.1	Consultation With an Attorney. Employee has the right and is encouraged to consult with an attorney regarding the meaning and legal effect of the provisions of this Agreement.

8.2	Review Period. Pursuant to Section 3.2 of this Agreement, Employee shall have not less than twenty-one (21) days from the date on which Employee receives a final copy of this Agreement in which to consider the terms of this Agreement. However, Employee may waive such minimum review period by signing and delivering this Agreement to Employer in advance of the expiration of such 21-day period.

8.3	Waiver of Future Rights and Claims. Employee's and Employer’s releases and waivers contained in this Agreement shall not cover or relate to any Employee or Employer rights or claims that may arise or result from any transactions or relationship between Employer and Employee that occur after the date of consummation of the Reorganization Agreement.

8.4	Right of Revocation. Pursuant to Section 3.2 of this Agreement, Employee shall have the right to revoke this Agreement at any time during the seven-day period beginning on the date Employee executes this Agreement.

9.          REPRESENTATIONS AND WARRANTIES.

9.1	Representations and Warranties by Employee. Employee, for Employee and other Employee Releasing Parties, hereby represents and warrants to Employer that:

	9.1.1	Employee has carefully read this Agreement, has been given the opportunity to consult legal counsel regarding this Agreement and understands the contents and legal effect of each provision of this Agreement;

	9.1.2	Employee has executed this Agreement voluntarily and without any duress or undue influence on the part of, or on behalf of, the parties hereto;

	9.1.3	Employee has not previously assigned, encumbered, or in any manner transferred all or any portion of any Released Claim(s) covered by this Agreement;

	9.1.4	No representation, warranty, or promise whatsoever, express or implied, concerning the subject matter hereof and not contained herein, has been made by Employer, or any other Employer Party, to induce Employee to enter into this Agreement, and Employee has not entered into this Agreement in reliance upon any such representation, warranty, or promise; and

	9.1.5	Employee has carefully read and understands the provisions of Section 7, which describes Employee’s rights under the ADEA.

9.2	Representations and Warranties by Employer. Employer, for itself and other Employer Parties, hereby represents and warrants to Employee that:

	9.2.1	It has carefully read this Agreement and understands the contents and legal effect of each provision of this Agreement;

	9.2.2	It has executed this Agreement voluntarily and without any duress or undue influence on the part of, or on behalf of, the parties hereto;

	9.2.3	It has not previously assigned, encumbered, or in any manner transferred all or any portion of any Released Claim(s) covered by this Agreement; and

	9.2.4	No representation, warranty, or promise whatsoever, express or implied, concerning the subject matter hereof and not contained herein, has been made by Employer to induce Employee to enter into this Agreement, and Employee has not entered into this Agreement in reliance upon any such representation, warranty, or promise.

10.        MISCELLANEOUS.

10.1	No Warranty of Tax Treatment of Consideration. Employer makes no warranty or representation as to the tax effect or treatment of any consideration paid Employee pursuant to this Agreement. Employee shall be responsible to obtain independent tax advice to determine if the monies paid hereunder constitute taxable income and Employee shall indemnify and hold the Employer harmless with respect to any taxes due and owing.

10.2	Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter of this Agreement, supersedes and replaces all prior and contemporaneous negotiations and agreements between the parties hereto, whether written or oral. There are no other agreements, representations or warranties, written or oral, by any party hereto to any other party hereto concerning the subject matter of this Agreement. Any amendment, modification or change to this Agreement shall not be binding unless set forth in a writing duly executed by all parties to be bound or affected by such amendment, modification or change.

10.3	Jurisdiction. This Agreement shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

10.4	Headings. The headings contained in this Agreement are for ease of reference only, and may not be relied upon in construing or interpreting any provision hereof.

10.5	Attorneys' Fees. In the event that any party hereto, or any of them, shall bring any action or proceeding against another party hereto, or any of them, with respect to a Released Claim(s) covered by this Agreement, then the prevailing party or parties in such action shall be entitled to recover all reasonable costs of litigation, including reasonable attorneys' fees and costs, in such amount as may be determined by the court having jurisdiction, including matters on appeal.

10.6	Counterparts. This Agreement may be executed in one or more counterparts or duplicate originals, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.7	Survival of Representations and Warranties. The representations and warranties contained herein shall survive the termination of this Agreement.

10.8	Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.9	Modifications. This Agreement cannot be changed, modified or supplemented except in a writing signed by all of the parties hereto.

             IN WITNESS WHEREOF, the undersigned has executed and delivered this Settlement and Release Agreement as of the date first set forth hereinabove.

Dated:  December 26, 2000

/s/ Robert Ucciferri

ROBERT UCCIFERRI

Dated: December 26, 2000_

BYL BANCORP,	BYL BANK GROUP,
a California corporation	a California state banking corporation

By /s/ H. Rhoads Martin	By /s/ H. Rhoads Martin

H. Rhoads Martin	H. Rhoads Martin
Chairman of the Board	Chairman of the Board